POWER OF ATTORNEY

I hereby appoint Richard Gavegnano, Kenneth Fisher, Sharon Plante, Lawrence
Spaccasi, Edward Quint or Max Seltzer to act as my true and lawful attorney-in-fact with authority to execute on my behalf any Form ID, 3, 4 or 5 or any amendment thereto required to be filed by the undersigned under Section
16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, with the appropriate regulatory authorities and to do all things incident and necessary to that end, until such time as I notify Messrs. Gavegnano, Fisher, Spaccasi, Quint and Seltzer or Ms. Plante in
writing that their authority to act on my behalf in this manner has been withdrawn.

I have signed this power of attorney on September 26, 2018.

By: /s/ Mark L. Abbate
Mark L. Abbate

In presence of: /s/ Michelle Francis
Michelle Francis

At: Peabody, MA
City, State